Exhibit 8.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

June 27, 2018

Bank of America Corporation Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255

Ladies and Gentlemen:

As United States tax counsel to Bank of America Corporation (the “Company”) in connection with the registration of Debt Securities, Warrants, Purchase Contracts, Units, Preferred Stock, Depositary Shares and Common Stock (collectively, the “Securities”) pursuant to a registration statement on Form S-3 (File No. 333-224523) (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2018, we hereby confirm to you that the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the prospectus forming a part of the Registration Statement (the “Prospectus”) is our opinion, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “U.S. Federal Income Tax Considerations” in the Prospectus. If a prospectus supplement, product supplement or pricing supplement relating to the offer and sale of any particular Securities is prepared and filed by the Company with the Commission on a future date and such prospectus supplement, product supplement or pricing supplement contains our opinion and a reference to us, this consent shall apply to our opinion and the reference to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.